BRITISH COLUMBIA

Number: BC0333274

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that ASSISTGLOBAL TECHNOLOGIES CORP. changed its name to BASSETT VENTURES INC. on July 7, 2005 at 12:13 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On July 7, 2005

Liz Mueller

LIZ MUELLER
Registrar of Companies
Province of British Columbia
Canada

JUL 12 2005 12:35 PM